Exhibit 99.1

April 25, 2006                             Steven F. Nicola
                            CFO, Secretary & Treasurer
            412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, APRIL 25, 2006 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the second fiscal quarter ended March 31, 2006. Net income for the quarter was $16,852,000 versus $14,721,000 for the same quarter last year. Earnings per share for the second quarter of fiscal 2006 were $0.52 compared to $0.45 a year ago, an increase of 15.6 percent. Sales in the quarter increased 15.9 percent to $181,068,000 versus $156,243,000 in the second quarter of fiscal 2005.

Net income for the six months ended March 31, 2006 was $29,759,000 versus $27,056,000 for the six months ended March 31, 2005. Earnings per share for the first half of fiscal 2006 increased 10.8 percent to $0.92 compared to $0.83 for the first six months a year ago. Sales for the first half of fiscal 2006 increased 15.2 percent to $351,177,000 versus $304,949,000 for the first half of fiscal 2005.

Net income and earnings per share for the fiscal 2005 periods have been restated to reflect a charge for stock option expense as a result of the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payments.” Prior to the restatement, net income and earnings per share were $15,263,000 and $0.47, respectively, for the quarter ended March 31, 2005 and were $27,988,000 and $0.86, respectively, for the six months ended March 31, 2005.

In discussing the financial results for the quarter and first six months of the fiscal year, David M. Kelly, Chairman and Chief Executive Officer, stated:

“The improvement in earnings per share of 15.6 percent for the second quarter and 10.8 percent year-to-date over the same periods a year ago was attributable to an increase in operating income for five of the Company’s six business segments. Higher sales and operating improvements in certain of our businesses combined with the impact of the acquisition of Milso Industries (in July 2005) were the primary factors in the growth over last year.”

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“Our Marking Products and Cremation segments reported higher operating income for the second fiscal quarter and on a year-to-date basis on growth in sales. The Graphics Imaging Group also generated higher income for both the quarter and six-month periods, reflecting the benefit of cost structure initiatives late in fiscal 2005 designed to improve operating margins. Operating results for our Casket business also improved over last year, principally as a result of the Milso acquisition. Costs related to the new casket manufacturing facility in Mexico continued to unfavorably impact operating income for the quarter; however, this operation is nearing break-even. Operating income for the Merchandising Solutions segment declined compared to last year on lower sales.”

“The Bronze segment also reported higher operating results for the first six months of fiscal 2006. However, for the second quarter, its operating margin as a percent of sales declined from a year ago as a result of significant increases in bronze metal costs. Unfortunately, these increases are expected to have a more significant impact on earnings in the second half of the fiscal year and the Company continues to look for ways to reduce costs to mitigate some of the impact.”

Mr. Kelly further stated, “Earlier in the fiscal year, we were cautiously optimistic that our earnings per share growth in 2006 would exceed our long-term annual growth target of 12 percent to 15 percent. However, due to the unanticipated high level of bronze metal costs, the ongoing efforts to improve the performance of our Merchandising Solutions business, and as we continue to work through various issues in our Casket business, we now believe our current year earnings growth over the prior year (which was $1.79 per share adjusted for stock option expense) will be more in line with our traditional 12 percent to 15 percent growth target. Accordingly, we have modified our earnings guidance for the year and currently expect earnings per share in the range of $2.00 to $2.10 per share.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.05 per share on the Company’s common stock for the quarter ended March 31, 2006. The dividend is payable May 19, 2006 to stockholders of record May 5, 2006.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and

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consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Six Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Sales	$181,068	$156,243	$351,177	$304,949
Operating Profit	29,061	25,511	51,479	45,001
Income before Taxes	27,007	23,742	47,691	43,638
Income Taxes	10,155	9,021	17,932	16,582
Net Income	$16,852	$14,721	$29,759	$27,056
Earnings per Share	$0.52	$0.45	$0.92	$0.83
Weighted Average Shares	32,293,079	32,345,076	32,327,324	32,428,623

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.